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                                                               EXHIBIT (a)(1)(B)

FROM:     Alfred J. Castino, Vice President, Finance and Chief Financial Officer

SUBJECT:  OFFER TO EXCHANGE OPTIONS

DATE:     January 7, 2002

IMPORTANT NEWS--PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE 9:00 P.M. PST ON FEBRUARY 5, 2002

        The Board of Directors of Virage, Inc. (the "Company") has adopted resolutions approving the offer to all eligible employees who hold stock options under the Company's 1997 Stock Option Plan (the "1997 Plan"), with an exercise price equal to or greater than $5.00 per share, the opportunity to exchange outstanding stock options for options exercisable at the closing Nasdaq price on August 7, 2002, or a later date if the exchange offer is extended. Virage, Inc. ("Virage," also referenced herein as "us," "we" and "our") is making the offer upon the terms and conditions described in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (collectively, as they may be amended from time to time, the "Offer"). This offer expires at 9:00 p.m. Pacific Standard Time on February 5, 2002.

        If you are eligible and you elect to participate in this exchange offer, your existing eligible unexercised stock options (the "Old Options") will be cancelled and you will receive a promise to issue new options (the "New Options"). You will be granted New Options to purchase one share of Virage common stock for each share represented by the Old Options, less any shares which you have already exercised (that is, you will receive a replacement option covering one share for every share that is cancelled). Except in certain cases discussed below, the New Options will be substantially similar in terms and conditions as the Old Options and will be granted under the terms of the 1997 Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

        You may participate in the offer if you are an employee of Virage or one of our subsidiaries residing or working in the United Kingdom or the United States as of January 7, 2002 (the "Commencement Date") and through the date of cancellation and exchange of the Old Options. Certain of our affiliates, including members of our Board of Directors, and executive officers listed Schedule B to the Offer to Exchange, are not eligible to participate.

THE NEW OPTIONS

1. All Old Options cancelled pursuant to this program are eligible to be exchanged for New Options granted under the 1997 Plan.

2. The exercise price of the New Options will be equal to the closing price on Nasdaq on the day we grant the New Options, which is expected to be August 7, 2002, unless the exchange offer is extended.

        If Virage is acquired by another company, then the New Options you receive could be for the purchase of the acquirer's stock (as opposed to Virage's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant.


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        The exercise price of the New Options may be higher, or lower, or the same as the exercise price of your Old Options.

        THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT TO YOU.

3. The New Options will vest in accordance with the vesting schedule of the Old Options.

4. If your employment with Virage or any of its subsidiaries terminates voluntarily OR involuntarily for any reason prior to the grant of the New Options, you will not receive New Options. Unless otherwise expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with Virage will remain "at-will" and can be terminated by you or Virage at any time, with or without cause or notice.

5. Any New Options which you receive in exchange for Old Options will be nonstatutory stock options, regardless of whether the Old Options you exchanged were incentive stock options or nonstatutory stock options.

6. All other terms of the 1997 Plan, as applicable to the New Options you receive, will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All Old Options held by eligible employees with an exercise price equal to or greater than $5.00 per share and which were granted under the 1997 Plan are eligible for consideration for cancellation and grant of New Options, assuming your election is received by 9:00 p.m. Pacific Standard Time on February 5, 2002 or, if we have extended the offer, by the new expiration of the offer. We will cancel options on the next business day after the expiration of the Offer (the "Cancellation Date").

2. Any of your eligible outstanding, unexercised options with an exercise price equal to or greater than $5.00 per share granted under the 1997 Plan may be cancelled. If you elect to cancel any options within a stock option grant, the option grant must be cancelled with respect to all unexercised options within that grant.

3. If a decision is made to cancel a grant, all grants issued since July 7, 2001 (within the six months prior to the Commencement Date) through the Cancellation Date must also be cancelled even if those options would not otherwise be eligible for exchange in this offer. All cancelled grants will be replaced with a promise to issue New Options at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant New Options on August 7, 2002, unless we have to change the grant date because the offer was extended beyond its original expiration date.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until August 7, 2002, or a later date if we extend the offer.

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment is terminated by you or Virage prior to the grant date of the New Options, and you will not receive any New Options.

6. All rights to your Old Options which are cancelled will be irrevocably forfeited.


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        THIS OFFER IS NOT A GUARANTEE OF EMPLOYMENT FOR ANY PERIOD. UNLESS
OTHERWISE EXPRESSLY PROVIDED IN YOUR EMPLOYMENT AGREEMENT OR THE APPLICABLE LAWS OF A NON-U.S. JURISDICTION, YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

        All eligible option holders must complete an Offer to Exchange Options Election Form ("Election Form") and hand deliver, courier or fax a signed copy to Monica Wilson, Treasurer at Virage, Inc. 177 Bovet Road, Suite 520, San Mateo, California, 94402 (fax # (650) 573-3211), no later than 9:00 p.m. Pacific Standard Time on February 5, 2002. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) to be cancelled if you wish to participate.

        Virage intends to e-mail a confirmation of receipt to you within 2 business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; your options will not be cancelled until February 6, 2002 or, if the Offer is extended, on the first business day following the expiration of the Offer. If you have not received a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M. PACIFIC STANDARD TIME ON FEBRUARY 5, 2002, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE REJECTED THE OFFER TO EXCHANGE.

        You will also receive a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options under the 1997 Stock Option Plan (generally referred to as the "Offer to Exchange"), explaining the program in greater detail. PLEASE NOTE THAT THIS MEMORANDUM IS NOT A SUBSTITUTE FOR THE INFORMATION INCLUDED IN THE OFFER TO EXCHANGE, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER, WHICH, TOGETHER WITH THIS MEMORANDUM CONSTITUTE THE ENTIRE OFFER. YOU SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

        Please direct questions about the offer or requests for assistance to Frank Pao, Vice President, Business Affairs, or Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402 (telephone:
(650) 573-3210).


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